UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 12, 2007

Impac Mortgage Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

1-14100	33-0675505
(Commission File Number)	(IRS Employer Identification No.)

19500 Jamboree Road, Irvine, California	92612
(Address of Principal Executive Offices)	(Zip Code)

(949) 475-3600
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04

Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Impac Mortgage Holdings, Inc. (the “Company”) received a notice of event of default dated September 12, 2007 from Bear Stearns Funding Inc. (“Bear Stearns”) pursuant to a Master Repurchase Agreement among the Company and its subsidiaries and Bear Stearns with respect to margin calls.  Subsequently, Bear Stearns notified the Company that it had elected to terminate the facility and demanded immediate payment of the entire amount of approximately $286 million and seized the collateral.  As of November 9, 2007, the loans on the facility have been liquidated, and the Company no longer has margin call or loss exposure associated with this facility.

At September 30, 2007, the outstanding balance on the reverse repurchase facilities with Washington Mutual Bank and Natixis Real Estate Capital Inc. was an aggregate of $404 million.  At that time, the Company was in technical default on these facilities as the Company was not in compliance with certain financial covenants.  However, subsequent to September 30, 2007, the Company agreed with the two lenders to terminate financing according to the normal provisions of the agreements, and sold the loans to the respective lenders.  The Company no longer has margin call or loss exposure associated with these facilities.

At September 30, 2007, the outstanding balance of the reverse repurchase facility with UBS Real Estate Securities, Inc. and the warehouse facility with Colonial Bank was an aggregate of $407 million.  Pursuant to the terms of each arrangement, the Company was in technical default under certain income and tangible net worth covenants.  The Company has requested a waiver of default from each these lenders, and has not received the waivers as of November 13, 2007.

Item 2.05                                             Costs Associated with Exit or Disposal Activities

On September 25, 2007, the Company’s board of directors elected to discontinue the mortgage operations, commercial operations and warehouse lending operations.  These actions are due primarily to the deterioration in the secondary market for closed mortgage loans and continuing weakness in consumer demand for mortgage products and services.

The Company estimates that it will incur a pre-tax restructuring charge of approximately $17 million, consisting of approximately:

•              $5 million in lease termination costs, and

•              $12 million in fixed asset impairment charges.

The total amount of the pre-tax restructuring charges were expensed in the quarter ended September 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPAC MORTGAGE HOLDINGS, INC.

Date: November 13, 2007

By: /s/ Joseph R. Tomkinson
Name: Joseph R. Tomkinson
Title: Chief Executive Officer